Exhibit 99.1

RPM REPORTS FOURTH-QUARTER AND YEAR-END

RESULTS FOR FISCAL 2013

-	Fourth-quarter sales increase 6% over prior year
-	Net income for the quarter up 16% over prior year, on an as-adjusted basis
-	Fiscal 2013 sales increase 8% over prior year
-	Fiscal 2013 net income up 15% over prior year, on an as-adjusted basis
-	Free cash flow improves 43%

Medina, Ohio – July 22, 2013 – RPM International Inc. (NYSE: RPM) today reported financial results for its fiscal 2013 fourth quarter and year ended May 31, 2013, which reflected strong operating performance offset by non-operating adjustments for both the quarter and full year.

Fourth-Quarter Results

On an as-reported basis, fourth-quarter net sales increased 6.3% to $1.17 billion from $1.10 billion. Consolidated earnings before interest and taxes (EBIT) declined 9.6% to $126.1 million, from $139.5 million a year ago. As-reported net income for the fourth quarter was $65.4 million, down 20.8% from the $82.6 million reported in the fourth quarter of fiscal 2012. As-reported diluted earnings per share were $0.49, off 22.2% from $0.63 a year ago.

One-time pre-tax adjustments totaling $42.7 million during the quarter included a $22.5 million write down of RPM’s remaining financial investments in Kemrock Industries and Exports Limited in India, which continues to struggle in the face of a difficult Indian economy and significant debt. As of the end of fiscal 2013, RPM has no remaining investment on its books in Kemrock. The second adjustment related to an agreement in principle between RPM’s roofing division and the U.S. General Services Administration (GSA), which resulted in a $3.7 million reversal of the third-quarter estimated accrual of $68.8 million and a related $4.5 million restructuring charge. The GSA investigation related to roofing contracts with the GSA, principally between 2002 and 2008. The last adjustment of $19.4 million was for restructuring related write-offs, resulting from two plant closings within the Rust-Oleum Group to better align production capacity with demand and eliminate overhead in its hobby and European businesses.

On an as-adjusted basis, net sales grew 6.3% to $1.17 billion from $1.10 billion in the fiscal 2012 fourth quarter. EBIT grew 11.3%, to $155.2 million from $139.5 million a year ago. As-adjusted net income was up 15.5% to $95.4 million, or $0.72 per diluted share, from $82.6 million, or $0.63 per diluted share, in the fiscal 2012 final period.

“Our overall operating results for both the quarter and year were strong, especially given the headwinds in Europe and previously reported difficulties in our roofing division,” stated Frank C. Sullivan, chairman and chief executive officer. “Net sales, net income and diluted earnings

RPM Reports Fourth-Quarter and Year-End Results for Fiscal 2013

July 22, 2013

per share experienced significant growth, on an as-adjusted basis, as our consumer segment continued its robust performance and many industrial segment businesses posted gains.”

Fourth-Quarter Segment Sales and Earnings

On an as-reported basis, fiscal 2013 fourth-quarter industrial segment sales declined 2.1% to $709.2 million from $724.8 million a year ago. Organic sales declined 5.0% and foreign exchange translation was unfavorable 1.0%, while acquisition growth added 3.9%. As-reported industrial segment EBIT declined 4.7% to $86.1 million from $90.4 million in the prior year. The as-adjusted industrial segment EBIT for the fourth quarter of fiscal 2013 was $91.0 million, up 0.6% from the $90.4 million reported a year ago.

“Most of our North American industrial businesses, particularly those serving the commercial construction markets, performed well in the quarter. We experienced good growth in our flooring, waterproofing, admixture and restoration product lines. Given the deep recession in most of Europe, we are pleased that our industrial units operating there experienced only a modest sales decline. Our North American roofing business struggled, as a result of exiting unprofitable projects during the year, combined with a steep drop in demand from the public sector due to spending constraints attributable to cutbacks by federal, state and local governments,” stated Sullivan.

As-reported net sales for RPM’s consumer segment grew 22.4% to $461.6 million from $377.0 million in the fiscal 2012 fourth quarter. Organic sales were up 9.6% and foreign exchange translation was unfavorable 0.5%, while acquisition growth added 13.3%. As-reported consumer segment EBIT decreased 3.0% in fiscal 2013 from $60.3 million to $58.5 million, which reflected the impact of facility closings within the Rust-Oleum Group, including a Testors factory in Rockford, Illinois and a factory in Roosendaal, The Netherlands. Both of these actions were taken to eliminate overhead in Rust-Oleum’s hobby and European businesses. On an as-adjusted basis, consumer segment EBIT improved 29.2% to $78.0 million from $60.3 million in the fourth quarter of fiscal 2012.

“Our traditional consumer product lines are benefiting from continued gains in market share, along with the ongoing recovery in the North American housing market. Further, our newer consumer products, many of which are sold at price points beyond our traditional lines for both our retail partners and us, continue to enjoy brisk retail take away. The consumer segment also benefited from strong performance by three recently acquired businesses: Kirker and Synta in fiscal 2013 and Hi-Chem towards the end of fiscal 2012,” stated Sullivan.

Cash Flow and Financial Position

For fiscal 2013, cash from operations increased 25.0% to $368.5 million, compared to $294.9 million in fiscal 2012. Capital expenditures during the year were $91.4 million, while depreciation was $55.7 million. Total debt at the end of fiscal 2013 was $1.37 billion, compared to $1.12 billion at the end of fiscal 2012. RPM’s net (of cash) debt-to-total capitalization ratio was 46.2%, compared to 40.3% at May 31, 2012. Free cash flow increased 43.5% in fiscal 2013 to $159.4 million, from $111.1 million a year ago.

RPM Reports Fourth-Quarter and Year-End Results for Fiscal 2013

July 22, 2013

“We are comfortable with RPM’s capital position. Free cash flow was very strong and will continue to help fund our acquisition program, internal growth initiatives and a growing cash dividend. In addition, we enhanced our capital structure during the second quarter of fiscal 2013 when we sold $300 million aggregate principal amount of 3.450% Notes due November 15, 2022, thereby lowering the effective average interest rate on our long-term debt from 6.1% to 5.0%. Proceeds from this offering were used to repay a portion of outstanding borrowings under RPM’s revolving credit facility. At May 31, 2013, RPM had $1.1 billion in liquidity, including cash and long-term committed available credit, which we believe easily covers financing requirements for any of the acquisition candidates that are on our horizon,” Sullivan stated.

Fiscal 2013 Consolidated Sales and Earnings

On an as-reported basis, fiscal 2013 consolidated net sales increased 8.0% to $4.08 billion from $3.78 billion in fiscal 2012. Consolidated EBIT decreased 36.8% to $250.6 million from $396.1 million in fiscal 2012. Net income declined 54.3% to $98.6 million from $215.9 million in fiscal 2012. Diluted earnings per share fell 55.2% to $0.74 from $1.65 a year ago.

Fiscal 2013 Adjustments

Pre-tax adjustments during the 2013 fiscal year included the following:

•

Kemrock Industries and Exports Limited – RPM made an initial equity investment in this Indian manufacturer of fiberglass reinforced composites in 2006. In September 2011, RPM increased its equity ownership above the 20% threshold, requiring RPM to recognize its equity in Kemrock’s earnings in RPM’s income statement. As a result, RPM reported a one-time gain of $5.2 million, or $0.04 per diluted share, in the second quarter of fiscal 2012. This rapidly growing business performed well for several years until a declining Indian economy and stock market, combined with significant debt, reversed its fortunes. RPM’s one-time adjustments regarding this business in fiscal 2013 included: a $55.9 million write-down of equity investments in Kemrock, a $13.7 million write-down of a Kemrock convertible bond and a $9.0 million write-down of a past-due receivable. These fiscal 2013 charges were all non-cash charges, and RPM no longer has any financial exposure to Kemrock.

•

Building Solutions Group – An adjustment related to an agreement in principle between the roofing division and the GSA resulted in a $3.7 million reversal of the third quarter estimated accrual of $68.8 million. Other charges included $11.0 million related to closing an unprofitable overseas effort in the roofing division and other restructuring of $4.5 million relating to the GSA investigation.

•

Performance Coatings Group – Charges include $6.1 million attributable to a strategic repositioning of RPM’s existing flooring business in Brazil in light of the Viapol acquisition, which also resulted in a $7.7 million tax benefit.

•	Rust-Oleum Group – The combination of restructuring expenses and inventory write-offs at two plants were $19.5 million.

On an as-adjusted basis, RPM’s EBIT grew 7.9% to $421.7 million from $390.9 million in fiscal 2012. As-adjusted net income increased 14.5% to $241.3 million in fiscal 2013 from $210.7 million a year

RPM Reports Fourth-Quarter and Year-End Results for Fiscal 2013

July 22, 2013

ago, and as-adjusted earnings per share increased 13.0% to $1.82 per share from $1.61 per share in fiscal 2012.

Fiscal 2013 Segment Sales and Earnings

On an as-reported basis, sales for RPM’s industrial segment increased 4.0% to $2.64 billion from $2.54 billion in fiscal 2012. Organic sales decreased 0.2% and foreign exchange translation was unfavorable 1.5%, with acquisition growth contributing 5.8%. As-reported industrial segment EBIT declined 38.1% to $174.9 million from $282.4 million in fiscal 2012. As-adjusted industrial segment EBIT decreased 0.7% to $275.4 million from $277.2 million in fiscal 2012.

As-reported consumer segment sales for fiscal 2013 increased 16.1% to $1.44 billion from $1.24 billion reported last year. Organic sales increased by 6.6% and acquisition growth added 10.0%, which were partially offset by unfavorable foreign currency translation of 0.5%. As-reported consumer segment EBIT increased 19.1%, to $190.6 million from $160.1 million a year ago. As-adjusted consumer segment EBIT grew 31.2% to $210.1 million from $160.1 million in fiscal 2012.

Business Outlook

“We anticipate 5% to 7% growth in consolidated net sales, with the consumer segment trending towards the higher end of the range and the industrial segment trending towards the lower end. Net income is expected to increase 9% to 13%, resulting in diluted earnings per share in the range of $1.98 to $2.05 for fiscal 2014. This expectation is predicated on continued robust growth within our consumer segment, as a result of continued recovery in the North American housing market, market share gains and market acceptance of new products at higher price points than our traditional consumer product lines. In the industrial segment, we expect modest overall growth, with stronger performances by our businesses serving the North American commercial construction market. We anticipate that the roofing division and our European businesses will continue to experience deterioration through the first half of fiscal 2014, with improving performance during the second half, resulting in fairly flat year-over-year performance for these businesses,” Sullivan stated.

Webcast and Conference Call Information

Management will host a conference call to further discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 866-270-6057 or 617-213-8891 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from approximately 1 p.m. EDT today until 11:59 p.m. EDT on July 29, 2013. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 49666464. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.

RPM Reports Fourth-Quarter and Year-End Results for Fiscal 2013

July 22, 2013

About RPM

RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Universal Sealants and Euco. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations and planning, at 330-273-5090 or bslifstein@rpminc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2012, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

	AS REPORTED				ADJUSTED (a)
	Three Months Ended		Year Ended		Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,	May 31,	May 31,	May 31,	May 31,
	2013	2012	2013	2012	2013	2012	2013	2012
	(Unaudited)				(Unaudited)
Net Sales	$1,170,779	$1,101,770	$4,078,655	$3,777,416	$1,170,779	$1,101,770	$4,081,533	$3,777,416
Cost of sales	670,505	641,354	2,375,936	2,235,153	666,638	641,354	2,369,528	2,235,153

Gross profit	500,274	460,416	1,702,719	1,542,263	504,141	460,416	1,712,005	1,542,263
Selling, general & administrative expenses	353,896	322,161	1,309,235	1,155,714	349,853	322,161	1,294,604	1,155,714
Estimated loss contingency	(3,712)	—	65,134	—	—	—	—	—
Restructuring expense	20,072	—	20,072	—	—	—	—	—
Interest expense	21,042	18,433	79,846	72,045	21,042	18,433	79,846	72,045
Investment expense (income), net	8,477	(927)	(6,178)	(4,186)	(5,193)	(927)	(19,848)	(4,186)
Other expense (income), net	3,889	(1,230)	57,719	(9,599)	(911)	(1,230)	(4,260)	(4,389)

Income before income taxes	96,610	121,979	176,891	328,289	139,350	121,979	361,663	323,079
Provision for income taxes	28,521	33,399	67,040	94,526	39,419	33,399	105,615	94,526

Net income	68,089	88,580	109,851	233,763	99,931	88,580	256,048	228,553
Less: Net income attributable to noncontrolling interests	2,711	6,011	11,248	17,827	4,565	6,011	14,708	17,827

Net income attributable to RPM International Inc. Stockholders	$65,378	$82,569	$98,603	$215,936	$95,366	$82,569	$241,340	$210,726

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.49	$0.63	$0.75	$1.65	$0.72	$0.63	$1.83	$1.61

Diluted	$0.49	$0.63	$0.74	$1.65	$0.72	$0.63	$1.82	$1.61

Average shares of common stock outstanding – basic	129,121	128,301	128,956	128,130	129,121	128,301	128,956	128,130

Average shares of common stock outstanding – diluted	130,021	129,005	129,801	128,717	130,021	129,005	129,801	128,717

(a)	Refer to the attached page for a reconciliation of as reported figures to adjusted figures presented above.

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

	AS REPORTED				ADJUSTED (a)
	Three Months Ended		Year Ended		Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,	May 31,	May 31,	May 31,	May 31,
	2013	2012	2013	2012	2013	2012	2013	2012
	(Unaudited)				(Unaudited)
Net Sales:
Industrial Segment	$709,229	$724,759	$2,635,976	$2,535,238	$709,229	$724,759	$2,638,854	$2,535,238
Consumer Segment	461,550	377,011	1,442,679	1,242,178	461,550	377,011	1,442,679	1,242,178

Total	$1,170,779	$1,101,770	$4,078,655	$3,777,416	$1,170,779	$1,101,770	$4,081,533	$3,777,416

Income Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (b)	$83,422	$89,484	$164,578	$278,676	$88,239	$89,484	$265,070	$273,466
Interest (Expense), Net (c)	(2,724)	(914)	(10,318)	(3,770)	(2,724)	(914)	(10,318)	(3,770)

EBIT (d)	$86,146	$90,398	$174,896	$282,446	$90,963	$90,398	$275,388	$277,236

Consumer Segment
Income Before Income Taxes (b)	$58,542	$60,303	$190,611	$160,099	$77,995	$60,303	$210,064	$160,099
Interest (Expense), Net (c)	24	(33)	(10)	18	24	(33)	(10)	18

EBIT (d)	$58,518	$60,336	$190,621	$160,081	$77,971	$60,336	$210,074	$160,081

Corporate/Other
(Expense) Before Income Taxes (b)	$(45,354)	$(27,808)	$(178,298)	$(110,486)	$(26,884)	$(27,808)	$(113,471)	$(110,486)
Interest (Expense), Net (c)	(26,819)	(16,559)	(63,340)	(64,107)	(13,149)	(16,559)	(49,670)	(64,107)

EBIT (d)	$(18,535)	$(11,249)	$(114,958)	$(46,379)	$(13,735)	$(11,249)	$(63,801)	$(46,379)

Consolidated
Income Before Income Taxes (b)	$96,610	$121,979	$176,891	$328,289	$139,350	$121,979	$361,663	$323,079
Interest (Expense), Net (c)	(29,519)	(17,506)	(73,668)	(67,859)	(15,849)	(17,506)	(59,998)	(67,859)

EBIT (d)	$126,129	$139,485	$250,559	$396,148	$155,199	$139,485	$421,661	$390,938

(a)	Refer to the attached page for a reconciliation of as reported figures to adjusted figures presented above.
(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(c)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.
(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED STATEMENTS OF INCOME

RECONCILIATION OF “AS REPORTED” TO “ADJUSTED”

IN THOUSANDS, EXCEPT PER SHARE DATA

	Three Months Ended May 31, 2013
	AS REPORTED	Adjustments		ADJUSTED
	(Unaudited)
Net Sales	$1,170,779	$—		$1,170,779
Cost of sales	670,505	(3,867)		666,638

Gross profit	500,274	3,867	(1)	504,141
Selling, general & administrative expenses	353,896	(4,043	)(2)	349,853
Estimated loss contingency	(3,712)	3,712	(3)	—
Restructuring expense	20,072	(20,072	)(4)	—
Interest expense	21,042			21,042
Investment expense (income), net	8,477	(13,670	)(5)	(5,193)
Other expense (income), net	3,889	(4,800	)(6)	(911)

Income before income taxes	96,610	42,740		139,350
Provision for income taxes	28,521	10,898		39,419

Net income	68,089	31,842		99,931
Less: Net income attributable to noncontrolling interests	2,711	1,854		4,565

Net income attributable to RPM International Inc. Stockholders	$65,378	$29,988		$95,366

Earnings per share attributable to RPM International Inc. Stockholders:
Basic	$0.49	$0.23		$0.72

Diluted	$0.49	$0.23		$0.72

(1)	Inventory write downs in conjunction with restructuring at the Rust-Oleum Group (consumer segment); see note (4) below.
(2)	Bad debt write-off for a past due receivable from Kemrock of $4,043 (industrial segment)
(3)	Adjustment to the fiscal 2013 third quarter estimated accrual of $68,846 at the Roofing division for an agreement in principle with the General Services Administration (GSA). The final expense of $65,134 is comprised of settlement costs and related legal fees (industrial segment).
(4)	Restructuring charges related to rationalizing production at the Rust-Oleum Group, both for Testors and Roosendaal, for $15,586 (Consumer Segment), and restructuring charges at BSG for $4,486 (industrial segment).
(5)	Write-off of Kemrock FCCB convertible bonds issued by Kemrock of $13,670 (non-operating segment).
(6)	Write-off of remaining investment in Kemrock relating to foreign exchange changes.

	Year Ended May 31, 2013				Year Ended May 31, 2012
	AS REPORTED	Adjustments		ADJUSTED	AS REPORTED	Adjustments		ADJUSTED
		(Unaudited)				(Unaudited)
Net Sales	$4,078,655	$2,878		$4,081,533	$3,777,416	$—		$3,777,416
Cost of sales	2,375,936	(6,408)		2,369,528	2,235,153			2,235,153

Gross profit	1,702,719	9,286	(7), (1)	1,712,005	1,542,263			1,542,263
Selling, general & administrative expenses	1,309,235	(14,631	)(8), (2)	1,294,604	1,155,714			1,155,714
Estimated loss contingency	65,134	(65,134	)(3)	—
Restructuring expense	20,072	(20,072	)(4)	—
Interest expense	79,846	—		79,846	72,045			72,045
Investment (income), net	(6,178)	(13,670	)(5)	(19,848)	(4,186)			(4,186)
Other expense (income), net	57,719	(61,979	)(9), (6)	(4,260)	(9,599)	5,210	(10)	(4,389)

Income before income taxes	176,891	184,772		361,663	328,289	(5,210)		323,079
Provision for income taxes	67,040	38,575		105,615	94,526			94,526

Net income	109,851	146,197		256,048	233,763	(5,210)		228,553
Less: Net income attributable to noncontrolling interests	11,248	3,460		14,708	17,827			17,827

Net income attributable to RPM International Inc. Stockholders	$98,603	$142,737		$241,340	$215,936	$(5,210)		$210,726

Earnings per share attributable to RPM International Inc. Stockholders:
Basic	$0.75	$1.08		$1.83	$1.65	$(0.04)		$1.61

Diluted	$0.74	$1.08		$1.82	$1.65	$(0.04)		$1.61

(7)	Represents an adjustment for revised cost estimates in the Roofing Division in conjunction with unprofitable contracts outside of North America of $5,419 during the first quarter of fiscal 2013 (industrial segment).
(8)	Adjustment includes $5,588 in Roofing exit costs and $5,000 of bad debt charges relating to a Kemrock receivable during the first quarter of fiscal 2013 (industrial segment).
(9)	Adjustments include the write-downs of Kemrock investments, including $35,538 at Corporate and $4,735 at RPM’s Performance Coatings Group (industrial segment) during the first quarter of fiscal 2013 and an additional $10,819 write-down at Corporate in the second quarter of fiscal 2013. Adjustments also reflect the $6,087 impact of the loss on repositioning of certain industrial segment subsidiaries in Brazil. Included in the loss was the impact of an adjustment for accumulated foreign currency translation losses that were previously recorded as an unrealized foreign exchange loss in the currency translation account as a component of other comprehensive income.
(10)	Adjustment removes the income recognized by the industrial segment related to RPM’s equity method investment in Kemrock recognized during the second quarter of fiscal 2012 of $5,210, which included a $4,631 cumulative catch-up. Adjustment excludes approximately $0.4 million of net earnings recognized by the industrial segment for its share of Kemrock’s earnings during the third quarter of fiscal 2012.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

	May 31, 2013	May 31, 2012
Assets
Current Assets
Cash and cash equivalents	$343,554	$315,968
Trade accounts receivable	816,421	772,048
Allowance for doubtful accounts	(28,904)	(26,507)

Net trade accounts receivable	787,517	745,541
Inventories	548,680	489,978
Deferred income taxes	36,565	18,752
Prepaid expenses and other current assets	169,956	167,080

Total current assets	1,886,272	1,737,319

Property, Plant and Equipment, at Cost	1,128,123	1,050,965
Allowance for depreciation and amortization	(635,760)	(632,133)

Property, plant and equipment, net	492,363	418,832

Other Assets
Goodwill	1,113,831	849,346
Other intangible assets, net of amortization	459,613	345,620
Other	163,447	210,696

Total other assets	1,736,891	1,405,662

Total Assets	$4,115,526	$3,561,813

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$478,185	$391,467
Current portion of long-term debt	4,521	2,584
Accrued compensation and benefits	154,844	157,298
Accrued loss reserves	27,591	28,880
Other accrued liabilities	262,889	144,911

Total current liabilities	928,030	725,140

Long-Term Liabilities
Long-term debt, less current maturities	1,369,176	1,112,952
Other long-term liabilities	417,160	381,619
Deferred income taxes	46,227	28,119

Total long-term liabilities	1,832,563	1,522,690

Total liabilities	2,760,593	2,247,830

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 132,596; 131,555)	1,326	1,316
Paid-in capital	763,505	742,895
Treasury stock, at cost	(72,494)	(69,480)
Accumulated other comprehensive (loss)	(159,253)	(177,893)
Retained earnings	667,774	686,818

Total RPM International Inc. stockholders’ equity	1,200,858	1,183,656
Noncontrolling interest	154,075	130,327

Total equity	1,354,933	1,313,983

Total Liabilities and Stockholders’ Equity	$4,115,526	$3,561,813

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

	Year Ended
	May 31,	May 31,
	2013	2012
Cash Flows From Operating Activities:
Net income	$109,851	$233,763
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	55,715	51,939
Amortization	28,029	21,759
Impairment loss on investment in Kemrock	51,092
Estimated loss contingency	65,134
Asset impairment charge	7,416
Other than temporary impairments on marketable securities	14,279	1,604
Deferred income taxes	(40,991)	(7,088)
Stock-based compensation expense	17,145	13,904
Other	(2,190)	(6,590)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) decrease in receivables	(7,639)	980
(Increase) decrease in inventory	(40,039)	7,115
Decrease in prepaid expenses and other current and long-term assets	7,045	14,948
Increase in accounts payable	72,070	13,635
(Decrease) increase in accrued compensation and benefits	(7,402)	3,016
(Decrease) in accrued loss reserves	(1,873)	(5,712)
Increase in other accrued liabilities	28,474	47,508
Other	12,338	(95,909)

Cash From Operating Activities	368,454	294,872

Cash Flows From Investing Activities:
Capital expenditures	(91,367)	(71,615)
Acquisition of businesses, net of cash acquired	(397,425)	(163,414)
Purchase of marketable securities	(106,301)	(69,824)
Proceeds from sales of marketable securities	103,501	51,415
Proceeds from sales of assets or businesses	128	2,171
Investments in unconsolidated affiliates		(31,842)
Other	14,060	15,787

Cash (Used For) Investing Activities	(477,404)	(267,322)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	300,902	27,894
Reductions of long-term and short-term debt	(49,376)	(36,128)
Cash dividends	(117,647)	(112,153)
Repurchase of stock	(3,013)	(6,985)
Other	7,284	9,931

Cash Provided By (Used For) Financing Activities	138,150	(117,441)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(1,614)	(29,152)

Net Change in Cash and Cash Equivalents	27,586	(119,043)
Cash and Cash Equivalents at Beginning of Period	315,968	435,011

Cash and Cash Equivalents at End of Period	$343,554	$315,968